SHAREHOLDER MEETING (Unaudited)

On May 5, 1997, an annual shareholder meeting was held at which the three Trustees identified below were elected, the selection of KPMG Peat Marwick LLP as the independent certified public accountants and auditors of the Trust for the fiscal year beginning November 1, 1996 was ratified (Proposal No. 1) and the Investment Advisory Agreement between the Trust and OppenheimerFunds, Inc. was approved (Proposal No. 2) as described in the Trust's proxy statement for that meeting. The following is a report of the votes cast:

                                                                 Withheld/
Nominee/Proposal                 For            Against          Abstain             Broker Non-Votes         Total
----------------                -----           -------          ---------           ----------------         -----
Trustees
Leon Levy                   23,915,196                            21,626              4,798,621            23,936,822
Bridget A. Macaskill        23,916,012                            20,810              4,798,621            23,936,822
Clayton K. Yeutter          23,914,886                            21,936              4,798,621            23,936,822
Proposal No. 1              23,839,950          42,542            54,330              4,798,621            23,936,822
Proposal No. 2              23,733,503          72,351           130,968              4,798,621            23,936,822